Exhibit 10.2
THE ALTRIA GROUP, INC.
2015 PERFORMANCE INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT
FOR ALTRIA GROUP, INC. COMMON STOCK
(May 17, 2018)

ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2018 Stock Award section of the Award Statement (the “Employee”) under the Altria Group, Inc. 2015 Performance Incentive Plan (the “Plan”) a Performance Stock Unit Award (the “Award”) dated May 17, 2018 (the “Award Date”), with respect to the target number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the 2018 Stock Award section of the Award Statement (the “PSUs”), all in accordance with and subject to the following terms and conditions of this Performance Stock Unit Agreement (the “Agreement”):

1.Condition to Award. As applicable and in the sole discretion of the Company or its delegate, this Award may be contingent on, and in consideration of, the execution of a Confidentiality and Non-Competition Agreement by the Employee. In the event the Employee is required to execute a Confidentiality and Non-Competition Agreement, the Company or its delegate will so notify the Employee as soon as practicable after the Award Date. If the Employee does not execute the Confidentiality and Non-Competition Agreement within a reasonable time frame established by the Company or its delegate, but no later than 90 days after the Confidentiality and Non-Competition Agreement is provided to the Employee, this Agreement will be null and void with respect to the Employee and the Employee will forfeit any and all rights to the Award.

2.Normal Vesting.

(a)    Subject to Section 1 above and Section 3 below, a number of PSUs shall become vested on the vesting date set forth in the 2018 Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period commencing on the Award Date and ending on the Vesting Date.

(b)    The number of PSUs that become vested on the Vesting Date shall be equal to the target number of PSUs multiplied by a percentage (the “Performance Percentage”) that is determined based on the Company’s performance during the applicable performance period. The performance measures, performance period, and Performance Percentage shall be established and determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Notwithstanding the foregoing, if the date on which the Compensation Committee makes a final determination of the Performance Percentage is after the Vesting Date, then the date of the final determination shall be treated as the Vesting Date for purposes of determining the number of PSUs that become vested and for purposes of Sections 4 and 8. The Compensation Committee shall make a final determination of the Performance Percentage no later than July 1 of the year in which the Vesting Date occurs.

3.Accelerated Vesting and Forfeiture. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Committee’s final determination of the Performance Percentage and prior to the Vesting Date due to death, Disability or Normal Retirement, the target number of PSUs shall become fully vested on the date of such termination of employment. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) after the Committee’s final determination of the Performance Percentage and prior to the Vesting Date due to death, Disability or Normal Retirement, the PSUs shall become fully vested on the date of such termination of employment based on such finally determined Performance Percentage.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the PSUs immediately after termination of employment. For this purpose, a termination of employment shall include the sale of a subsidiary that employs the Employee. Notwithstanding the foregoing, upon a termination of employment described in this paragraph, the Compensation Committee may, in its sole discretion, vest some or all of the PSUs and specify the manner in which the Performance Percentage is determined.

In addition, in the event of a “Change in Control” within the meaning of the Plan, the PSUs shall become vested and payable in the circumstances and in the manner specified in section 6(a) of the Plan and Section 9 below.

4.Voting and Dividend Rights. The Employee does not have the right to vote the PSUs or receive dividends prior to the date, if any, that the shares of Common Stock underlying the PSUs are paid to the Employee pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall accrue a cash amount in lieu of dividends that would have been paid had the Employee held the number of shares of Common Stock that become issuable pursuant to Sections 2(b), 3, and 8 from the Award Date through the date of payment under Section 8. Such accrued cash amount shall be calculated without interest and paid (less applicable withholding taxes) in accordance with this Agreement.

5.Transfer Restrictions. This Award and the PSUs are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the PSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 below. If the Employee is a resident of Canada, the Employee acknowledges that the shares of Common Stock that the Employee receives pursuant to Section 8 are subject to a restriction on the first trade under Canadian securities laws.  As a result, the Employee acknowledges that any first trade of such shares of Common Stock must be made (a) through an exchange, or a market, outside of Canada, (b) to a person or company outside of Canada or (c) otherwise in compliance with applicable Canadian securities laws.

6.Withholding Taxes. The Company is authorized to satisfy any withholding taxes arising in connection with this Award by (a) deducting the number of PSUs having an aggregate value equal to the amount of withholding taxes due, or (b) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested PSUs by the Employee. The Company is authorized to satisfy any withholding taxes arising from the payment of cash in lieu of dividends pursuant to Section 4 by withholding the required amounts from such cash payment. The Company is also authorized to satisfy any withholding taxes referred to in this paragraph by requiring a cash payment from the Employee or by withholding from other payments due to the Employee. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

7.Death of Employee. If any of the PSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested PSUs shall be registered in the name of the estate of the Employee and any cash amount accrued with respect to dividends shall be paid to the estate of the

Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary and the cash amount shall be paid to the designated beneficiary.

8.Payment of PSUs. The PSUs granted pursuant to this Award represent an unfunded and unsecured promise of the Company, subject to the vesting, performance conditions and other terms of this Agreement, to issue to the Employee the number of shares of the Common Stock underlying the vested PSUs and to pay to the Employee in a single lump sum any cash amount accrued with respect to dividends. Except as otherwise expressly provided in the 2018 Stock Award section of the Award Statement, this Agreement and the Plan, such issuance and lump sum payment shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) as soon as practicable following the vesting of the PSUs pursuant to Section 2 or 3 and by the later of December 31 of the year of such vesting or two and a half months after such vesting. Notwithstanding the foregoing, the PSUs shall be settled in the form of cash rather than shares of Common Stock if such form of settlement is specified in the Award Statement.

9.Special Payment Provisions. This Agreement shall be construed in a manner consistent with section 409A of the Internal Revenue Code and the regulations thereunder (“Code section 409A”). If the Employee will become eligible for Retirement (a) for PSUs with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for PSUs with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then notwithstanding anything in this Agreement to the contrary, the following provisions shall apply:

(i) If the Employee is a “specified employee” within the meaning of Code section 409A, any payment of PSUs under Section 8 that is on account of his or her separation from service shall be delayed until the earlier of six months following such separation from service or the Employee’s death.

(ii) In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), any PSUs that would otherwise become vested and paid pursuant to section 6(a) of the Plan upon such Change in Control shall become vested, but shall not be paid upon such Change in Control, and shall instead be paid at the time the PSUs would otherwise be paid pursuant to this Agreement.

(iii) In the event of a sale of a subsidiary that is treated under Section 3 as a termination of the Employee’s employment but that is not a “separation from service” within the meaning of Code section 409A, any PSUs that become vested pursuant to Section 3 shall not be paid upon such accelerated vesting, but shall instead be paid at the time the PSUs would otherwise be paid pursuant to this Agreement.

10.Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, the Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to PSUs that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

11.Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

For purposes of this Agreement, (a) the term “Disability” means a disability that entitles the Employee to benefits under the applicable long-term disability insurance program of the Company or any subsidiary or affiliate of the Company, (b) the term “Normal Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following both attainment of age 65 and completion of five years of service with the Company, its subsidiaries, and its affiliates, (c) the term “Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following both attainment of age 55 and completion of five years of service with the Company, its subsidiaries, and its affiliates, and (d) the terms “termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Code section 409A with the Company and all of its subsidiaries and affiliates, which includes circumstances in which the Employee is reasonably anticipated not to perform further services with the Company and its affiliates or subsidiaries. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (i) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (ii) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Performance Stock Unit Agreement has been duly executed as of May 17, 2018.

ALTRIA GROUP, INC.

/s/ W. HILDEBRANDT SURGNER, JR.
By:	W. Hildebrandt Surgner, Jr.
Corporate Secretary

4